UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-91582

Honeywell Savings and Ownership Plan I
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(Exact name of registrant as specified in its charter)
101 Columbia Road, Morristown, New Jersey 07962; 973-455-2000
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(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Interests in the Honeywell Savings and Ownership Plan I*
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(Title of each class of securities covered by this Form)
None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☐
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☒

Approximate number of holders of record as of the certification or notice date: Zero (0)

* Effective December 31, 2005, the Honeywell Savings and Ownership Plan I was merged into the Honeywell Savings and Ownership Plan II.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Honeywell Savings and Ownership Plan I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Honeywell Savings and Ownership Plan II, as successor to the Honeywell Savings and Ownership Plan I
Date: July 31, 2006 By: /s/ Brian Marcotte
Brian Marcotte Vice President - Benefits